Exhibit 23.1




The Board of Directors
Sheffield Pharmaceuticals, Inc.;

We consent to incorporation by reference in the Registration Statement (Form S-3 No. 333-00000) of Sheffield Pharmaceuticals, Inc. (formerly Sheffield Medical Technologies, Inc.) of our report dated February 11, 1994, relating to the consolidated financial statements of Sheffield Medical Technologies, Inc. and subsidiary included in the Annual Report (Form 10-KSB) for the year ended December 31, 1996.

Our report dated February 11, 1994, contains an explanatory paragraph that states that the Company's recurring losses and net deficit position raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                  /s/ KPMG PEAT MARWICK LLP
                                                  -------------------------
                                                      KPMG PEAT MARWICK LLP

Houston, Texas
October 17, 1997